Exhibit 99.1

Team,

I have important news to share with you. Today we announced that Snyder’s-Lance has entered into a definitive agreement to be acquired by Campbell Soup Company. The press release can be found here.

Since the merger of Lance and Snyder’s of Hanover in 2010, we have worked diligently to build a premium snack food company, and I am deeply proud of the progress we have made in driving growth and planning and executing our transformation. This transaction, which is a major milestone in the history of Snyder’s-Lance, is a direct result of our hard work.

The Board of Directors and management team explored a range of options for the future, and we strongly believe that joining the Campbell family represents the best path forward for our Company. The combination of Campbell and Snyder’s-Lance is a powerful one and creates a diversified snacking leader. As part of a global leader like Campbell, we will be able to unlock the true potential of our brands even faster, and on a greater scale.

I know we’re all already familiar with Campbell, but I want to give a little more insight into the breadth of their global portfolio and why we are such a great fit. Campbell generates annual sales of nearly $8 billion and its products are available in more than 100 countries. Upon completing the transaction, Snyder’s-Lance will become part of Campbell’s Global Biscuits and Snacks division. The division includes the company’s Pepperidge Farm, Arnott’s and Kelsen businesses and has iconic brands including Goldfish crackers, Tim Tam biscuits, Milano cookies and Kjeldsen butter cookies.

Founded in 1869, Campbell has been building on its impressive heritage by strengthening its core business and expanding into faster growing spaces, such as snacking, to diversity its portfolio. So you can see that we have highly complementary businesses, but we also have similar cultures. We are both driven by family- and founder-led brands and share an unrelenting commitment to providing consumers with quality and delicious food. Further, Campbell is a purpose-driven organization guided by delivering “Real Food that matters for life’s moments,” which squarely aligns with our passion “to make quality snacks for any occasion.”

Until the transaction is complete, which we expect to occur by early in the second quarter of calendar year 2018, Snyder’s-Lance and Campbell will continue to operate as independent companies. In the meantime, it remains business as usual and the most important thing you can do is stay focused on your daily responsibilities.

While this is an exciting announcement, it’s very early in the process and there are a lot of decisions that will be made over the coming months. In other words, we won’t have all the answers to your questions on Day One but we are committed to keeping you informed throughout the process. To address some of the immediate questions you may have, I am attaching a brief Q&A document. We will also be hosting a global employee conference call TODAY at 11:30 am U.S. Eastern Time.

Today’s announcement will likely draw attention from the media and others who follow Snyder’s-Lance. As always, it’s important for us to speak with one voice. Consistent with company policy, if you receive a call from the media or any other third party, please direct the inquiry to Kevin Powers at 704-557-8279 or kpowers@snyderslance.com.

Snyder’s-Lance’s success is a testament to all of your hard work and dedication. Together, we have built an extraordinary company and you should be proud of all that we have accomplished. On behalf of the Board of Directors and management team, thank you for your partnership, passion and commitment. I am honored to lead such a talented team and look forward to what we will accomplish as we continue to deliver snacks with an uncompromising focus on ingredients, quality and taste.

Sincerely,

Brian J. Driscoll President and CEO

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Important Information For Investors And Shareholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of Snyder’s-Lance, Inc. (the “Company”) by Campbell Soup Company. In connection with this transaction, the Company will file relevant materials with the Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (when available) will be mailed to shareholders of the Company. Investors and security holders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s internet website at http://ir.snyderslance.com/sec.cfm or by contacting the Company’s Investor Relations Department by email at kpowers@snyderslance.com or by phone at 704-557-8279.

PARTICIPANTS IN THE SOLICITATION

The Company, its directors and certain of its executive officers may be considered participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 28, 2017, its proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on March 27, 2017, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which was filed with the SEC on November 9, 2017, and in other documents filed with the SEC by the Company and its officers and directors.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials in connection with the transaction to be filed with the SEC when they become available.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this communication regarding the proposed acquisition of the Company, including any statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, future opportunities, future financial performance and any other statements regarding future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “aim,” “anticipate,” “believe,” “could,” “ensure,” “estimate,” “expect,” “forecasts,” “if,” “intend,” “likely” “may,” “might,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “probable,” “project,” “should,” “strategy,” “will,” “would,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements.

All forward-looking information are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s shareholders; the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the risk that a regulatory approval that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the diversion of management time on transaction-related issues; and risk that the transaction and its announcement could have an adverse effect on the Company’s ability to retain customers and retain and hire key personnel. Additional information concerning these and other risk factors can be found in the Company’s filings with the SEC and available through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov, including the Company’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The foregoing list of important factors is not exclusive. The Company’s forward-looking statements are based on assumptions that the Company believes to be reasonable but that may not prove to be accurate. The Company assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

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